Exhibit 10.11

LETTER AGREEMENT

This LETTER AGREEMENT (this “Letter Agreement”) is dated as of February 14, 2024, by and between Phoenix Biotech Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and CERo Therapeutics Holdings, Inc. (f/k/a Phoenix Biotech Acquisition Corp.), a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Letter Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as such term is defined below), except as otherwise provided in this Letter Agreement.

WHEREAS, as of the date hereof, the Sponsor is the holder of 4,596,250 shares (the “Founder Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company that were initially acquired by the Sponsor as shares of Class B Common Stock of the Company prior to the conversion thereof into shares of Class A Common Stock and the further conversion thereof in the Business Combination upon the reclassification of the Common Stock into a single class;

WHEREAS, on February 13, 2024, Phoenix Biotech Acquisition Corp. (the “SPAC”), CERo Therapeutics, Inc., a Delaware corporation (the “Target”), and PBCE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into Amendment No. 2 to the Business Combination Agreement (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, the parties modified the terms of the Company Stockholders Earn-Out Consideration; and

WHEREAS, as an inducement to the SPAC, Target and Merger Sub to enter into Amendment No. 2, and to consummate the transactions contemplated in the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
COVENANTS

Section 1.1 Forfeiture. Immediately following the Closing and conditioned upon the Closing, Sponsor acknowledges and agrees that 1,000,000 of the Founder Shares that are held of record and beneficially by Sponsor (the “Shares”) shall be subject to forfeiture and surrender to the Company for no additional consideration and without any further action on the part of any other Person upon satisfaction of the IND Earn-Out Target. If the Business Combination Agreement and the transactions contemplated therein are terminated or the IND Earn-Out Target is not satisfied by the expiration of the Earn-Out Period, then this Section 1.1 shall be automatically deemed null and void ab initio.

Section 1.2 Transfer Restrictions. Sponsor hereby acknowledges and agrees that during the period between the execution of this Letter Agreement until the later of (x) the date that the IND Earn-Out Target is achieved and (y) the expiration of the Earn-Out Period, the Sponsor shall not, among other things, sell, encumber or otherwise transfer such Shares.

Section 1.3 Cancellation. Upon the achievement of the Closing Earnout Target, Sponsor hereby acknowledges and agrees that 875,000 of the Founder Shares that are held of record and beneficially owned by Sponsor shall be cancelled for no additional consideration and without any further action on the part of any other Person. If the Business Combination Agreement and the transactions contemplated therein are terminated, then this Section 1.3 shall be automatically deemed null and void ab initio.

ARTICLE II
MISCELLANEOUS

Section 2.1 Termination. This Letter Agreement and all of its provisions shall terminate and be of no further force or effect upon the termination of the Business Combination Agreement in accordance with Section 7.1 thereof. Upon such termination of this Letter Agreement, all obligations of the parties under this Letter Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, except for any liability on the part of any party for willful misconduct or Fraud under this Letter Agreement prior to such termination. This Article II shall survive the termination of this Letter Agreement.

Section 2.2 Amendment and Waiver. No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by the Company and the Sponsor. No waiver of any provision or condition of this Letter Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 2.3 Assignment. This Letter Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor as a result thereof. This Letter Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

Section 2.4 Notices. All notices, demands and other communications to be given or delivered under this Letter Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.4, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:

Notices to the Sponsor:	with a copy to (which shall not constitute notice):

Phoenix Biotech Sponsor, LLC	Goodwin Procter LLP
2201 Broadway, Suite 705	620 Eighth Avenue
Oakland, CA 94612	New York, NY 10018
Attention: Chris Ehrlich	Attention: Stephen M. Davis; Jeffrey A. Letalien
Email:	E-mail:

Notices to the Company:	with a copy to (which shall not constitute notice):

CERo Therapeutics Holdings, Inc.	Goodwin Procter LLP
201 Haskins Way, Suite 230	620 Eighth Avenue
South San Francisco, CA 94080	New York, NY 10018
Attention: Brian Atwood	Attention: Stephen M. Davis; Jeffrey A. Letalien
E-mail:	E-mail:

Section 2.5 Entire Agreement. This Letter Agreement and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 2.6 Miscellaneous. The provisions of 8.5 (Governing Law), 8.10 (Severability), 8.15 (Waiver of Jury Trial), 8.11 (Counterparts), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement shall apply mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Side Letter as of the date first written above.

SPONSOR:

PHOENIX BIOTECH SPONSOR, LLC

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

COMPANY:

CERO THERAPEUTICS HOLDINGS, INC.

By:	/s/ Brian Atwood
Name:	Brian Atwood
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]